EXHIBIT 99.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 1, 2002 (the “Agreement”), by and among Black Hills Corporation, a South Dakota corporation (“BH”), Black Hills Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of BH (“Merger Sub”), and                          (the “Major Shareholder”), a shareholder of Mallon Resources Corporation, a Colorado corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, contemporaneously with the execution and delivery of this Agreement, BH, Merger Sub and Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into Company with Company being the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, Major Shareholder owns beneficially                  shares of Company Common Stock (all such shares so owned and which may hereafter be acquired by Major Shareholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as Major Shareholder’s “Shares”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, BH and Merger Sub have requested that Major Shareholder enter into this Agreement; and

WHEREAS, in order to induce BH and Merger Sub to enter into the Merger Agreement, Major Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES; AND
OTHER COVENANTS OF MAJOR SHAREHOLDER

Section 1.1    Voting of Shares.    From the date hereof until the termination of this Agreement pursuant to Section 4.3 hereof (the “Term”), at any meeting of the shareholders of Company, however called, Major Shareholder shall vote his Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time pursuant to the terms hereof); (ii) against any Acquisition Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement, any change in the directors of Company, any change in the present capitalization of Company or any amendment to Company’s Articles of Incorporation or By-Laws, which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated; and (iii) in favor of any other matter necessary for consummation of the Merger which is considered at any such meeting of shareholders, and in connection therewith to execute any documents which are necessary in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly.

Section 1.2    Proxy.    Major Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of Major Shareholder’s Shares and constitutes and appoints BH and Merger Sub, or any nominee of BH and Merger Sub, with full power of substitution and resubstitution, at any time during the Term, as his true and lawful attorney and proxy (its “Proxy”), for and in its name, place and stead, to demand that the Secretary of Company call a special meeting of the shareholders of Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under Company’s Articles of Incorporation or By-Laws) and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Company that the laws of the State of Colorado may permit or require with respect to any matter referred to in Section 1.1. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

Section 1.3    No Proxies for Major Shareholder Shares; No Transfers.    Except pursuant to the terms of this Agreement during the Term, Major Shareholder shall not, without the prior written consent of BH, directly or indirectly, (i) grant any proxies (other than proxies relating to the election of management’s slate of directors at an annual meeting of Company’s shareholders, and other routine matters which would not require the filing of a preliminary proxy statement under Rule 14a-6(a) of the Exchange Act) or enter into any voting trust or other agreement or arrangement with respect to the voting of Major Shareholder’s Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, Major Shareholder’s Shares unless the purchaser, assignee, transferee or other recipient of the Shares agrees to be bound by and executes and delivers a counterpart signature page to this Agreement. Except as permitted by the preceding sentences, Major Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify BH promptly (but in any event, within 24 hours) and to provide all details requested by BH if Major Shareholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

Section 1.4    Waiver Of Appraisal Rights.    Major Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 1.5    Stop Transfer.    During the term of this Agreement, Major Shareholder shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Major Shareholder’s Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article II hereof).

Section 1.6    No Solicitation.    During the term of this Agreement, Major Shareholder shall not, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries regarding or the making or implementation of any Acquisition Proposal, or (ii) engage in any discussions or negotiations with, or provide any information to, any Person relating to or that may reasonably be expected to lead to an Acquisition Proposal. Major Shareholder will immediately notify BH of the existence of any proposal, discussion, negotiation or inquiry regarding an Acquisition Proposal received by Major Shareholder, and Major Shareholder will immediately communicate to BH copies of any written materials received by him in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.6 to the contrary, the restrictions set forth in this Section 1.6 shall not apply to any actions by officers or directors of Company acting in such capacity, which actions shall instead be governed by the provisions of Section 6.01 of the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE MAJOR STOCKHOLDERS

Section 2.1    Authority.    Major Shareholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint BH and Merger Sub as his Proxy and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of Major Shareholder and constitutes a legal, valid and binding obligation of Major Shareholder, enforceable against Major Shareholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting creditor rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Major Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Major Shareholder of the transactions contemplated hereby.

Section 2.2    No Conflicts; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Major Shareholder does not, and the performance of this Agreement by Major Shareholder will not, (i) conflict with or violate any law applicable to Major Shareholder or by which Major Shareholder or any of Major Shareholder’s properties is bound or affected; or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any assets of Major Shareholder, including, without limitation, Major Shareholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Major Shareholder is a party or by which Major Shareholder or any of Major Shareholder’s assets is bound or affected, except, in the case of clauses (i) and (ii), for any such material breaches, defaults or other occurrences that would not prevent or delay the performance by Major Shareholder of Major Shareholder’s obligations under this Agreement.

(b)  The execution and delivery of this Agreement by Major Shareholder does not, and the performance of this Agreement by Major Shareholder will not, require any Authorization or consent of, or filing with or notification to, any Governmental Authority (other than any necessary filing under the HSR Act or the Exchange Act), except where the failure to obtain such Authorizations or consents, or to make such filings or notifications, would not prevent or delay the performance by Major Shareholder of Major Shareholder’s obligations under this Agreement.

Section 2.3    Valid Title.    Major Shareholder is the sole, true, lawful and beneficial owner of Major Shareholder’s Shares with no restrictions on Major Shareholder’s voting rights or rights of disposition pertaining thereto, except for any such restrictions contemplated herein. None of Major Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.4    Total Shares.    Major Shareholder is the record and Beneficial Owner of the Shares. Such Shares constitute all of the Shares owned of record or Beneficially Owned by Major Shareholder as of the date hereof. As of the date hereof, Major Shareholder owns options to purchase or rights to subscribe for or otherwise acquire the following type and amount of securities of the Company: warrant to purchase 6,666 shares of Common Stock. Major Shareholder has sole power to issue instructions with respect to the matters set forth in Article I of this Agreement, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares beneficially owned by Major Shareholder and all securities of the

Company which Major Shareholder has the right to purchase, subscribe for or otherwise acquire with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. The Terms “Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

Section 2.5    No Finder’s Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Major Shareholder. Major Shareholder hereby acknowledges that he is not entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BH AND MERGER SUB

BH and Merger Sub hereby, jointly and severally, represent and warrant to Major Shareholder as follows:

Section 3.1    Organization of BH and Subsidiaries

Each of BH and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a BH Material Adverse Effect. The copies of BH’s Certificate of Incorporation and Bylaws heretofore provided to the Company are complete and correct and in full force and effect on the date hereof. Neither BH nor any of its Subsidiaries is in violation of any of the provisions of its or their Articles of Incorporation or Bylaws or other similar organizational documents.

Section 3.2    Authority; No Conflict Required Filings and Consents

(a)  Authority.    Each of BH and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by BH and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of each of BH and Merger Sub. This Agreement has been duly executed and delivered by each of BH and Merger Sub and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of each of BH and Merger Sub, enforceable against BH and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

(b)  Conflicts.    The execution and delivery of this Agreement by BH and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of BH or Merger Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a penalty or right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under (including the receipt of any consideration), or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which BH or any of its Subsidiaries is a party or by which any of BH or its Subsidiaries or any of its or their respective properties or assets may be bound, or (iii) assuming the Authorizations contemplated by Section 3.2(c) of this Agreement are obtained, conflict with or violate any Law, Regulation or Order applicable to BH or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not be reasonably likely to have a BH Material Adverse Effect.

(c)  Approvals.    No Authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to BH in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Authorizations, registrations, declarations and filings as may be required under applicable Law and such other Authorizations, declarations or filings that, if not obtained or made, would not reasonably be likely to have a BH Material Adverse Effect.

ARTICLE IV

MISCELLANEOUS

Section 4.1    Definitions.    Capitalized terms used but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Merger Agreement.

Section 4.2    Additional Agreements.    Subject to the terms and conditions of this Agreement, each of the Merger Sub and each Major Shareholder, in the capacity as a Major Shareholder, agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

Section 4.3    Termination.    This Agreement and the proxies granted pursuant to Section 1.2 shall terminate automatically and without any action of any of the parties hereto and be of no further force and effect upon the earlier to occur of: (i) the written mutual consent of the parties hereto, (ii) the Effective Time, or (iii) the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination or from any obligation pursuant to a Notice delivered on or before the date of such termination.

Section 4.4    Survival of Representations and Warranties.    The representations and warranties contained in this Agreement shall not survive the Effective Time or the termination of this Agreement.

Section 4.5    Further Assurance.    From time to time, at another party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.6    Certain Events; Successors.    Each Major Shareholder agrees that this Agreement and such Major Shareholder’s obligations hereunder shall attach to such Major Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Major Shareholder’s heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

Section 4.7    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 4.8    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to BH or Merger Sub, to:

Black Hills Corporation
P.O. Box 1400 (57709-1400)
625 Ninth Street
Rapid City, South Dakota 57701
Attention: David R. Emery
Phone: (605) 721-1700
Facsimile: (605) 721-2549

with a copy (which shall not constitute notice) to:

Black Hills Corporation
P.O. Box 1400 (57709-1400)
625 Ninth Street
Rapid City, South Dakota 57701
Attention: Steven J. Helmers
Phone: (605) 721-1700
Facsimile: (605) 721-2550

and

Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, Colorado 80202
Attention: Dennis M. Jackson
Phone: (303) 295-8115
Facsimile: (303) 295-8261

and

(b)  If to a Major Shareholder, at the address set forth below such Major Shareholder’s name on the signature page hereto.

Section 4.9    Expenses.    Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 4.10    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.11    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 4.12    Entire Agreement.    This Voting Agreement and the Merger Agreement, including the documents and the instruments referred to herein and therein, constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Nothing in this Voting Agreement, subject to Section 4.13, shall be construed to give any person other than the parties to this Voting Agreement or their respective successors or permitted assigns any right or remedy hereunder.

Section 4.13    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to BH or to any direct or indirect wholly owned subsidiary of BH and such assignment shall not relieve BH or Merger Sub of any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 4.14    Governing Law.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado without giving effect to the principles of law thereof.

(b)  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Colorado or in a Colorado state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court in the State of Colorado or any Colorado state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by the Merger Agreement in any court other than a Federal court sitting in the State of Colorado or a Colorado state court.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.14.

Section 4.15    Amendment.    This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by all of the parties hereto.

Section 4.16    Waiver.    At an time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waiver any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to ay such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 4.17    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 4.18    Agreement by Shareholder.    Major Shareholder is executing this Agreement solely in his capacity as a shareholder of Company, not in his capacity as an officer or director of Company.

IN WITNESS WHEREOF, BH, Merger Sub and each of the Major Shareholders have caused this Agreement to be executed as of the date first written above.

BLACK HILLS CORPORATION, a South Dakota corporation

By: Title:

BLACK HILLS ACQUISITION CORP., a Colorado corporation

By: Title:

MAJOR SHAREHOLDER

Name: Address: